Exhibit 3.5

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

AUTOGENOMICS, INC.

AutoGenomics, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. The Certificate of Incorporation of the Corporation is hereby amended by inserting the following paragraph immediately after the first paragraph of Article IV thereof:

“Effective upon the filing with the Secretary of State of the State of Delaware of the Certificate of Amendment of Certificate of Incorporation adding this paragraph to this Certificate of Incorporation (the “Effective Time”), the shares of Common Stock issued and outstanding immediately prior to the Effective Time and the shares of Common Stock issued and held in the treasury of the Corporation immediately prior to the Effective Time shall be reclassified into a smaller number of shares such that each share of Common Stock issued and outstanding or held in treasury immediately prior to the Effective Time shall be reclassified into 0.33 shares of Common Stock (the “Reverse Stock Split”). Notwithstanding the immediately preceding sentence, no fractional shares shall be issued in connection with the Reverse Stock Split. All shares of Common Stock (including fractions thereof) issuable upon the Reverse Stock Split to a given holder of Common Stock shall be aggregated for purposes of determining whether the Reverse Stock Split would result in the issuance of any fractional shares to such holder. If, after the aforementioned aggregation, the Reverse Stock Split would result in the issuance of any fractional shares, such fractional shares shall be increased to the next higher whole number of shares. Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified pursuant to the foregoing provisions hereof, provided, however, that each holder of record of a certificate that, immediately prior to the Effective Time, represented issued and outstanding shares of Common Stock shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock into which the shares of Common Stock formerly represented by such certificate shall have been reclassified pursuant to the foregoing provisions hereof.

2. The foregoing amendment was duly adopted in accordance with the provisions of Sections 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer this 16th day of January, 2013.

AUTOGENOMICS, INC.

By:	/s/ Fareed Kureshy
Fareed Kureshy
President and Chief Executive Officer